Exhibit 99.1

Walker & Dunlop Revenues Increase 11% to $281 Million
as Services Businesses Expand Dramatically

SECOND QUARTER 2021 HIGHLIGHTS

●	Total transaction volume of $13.5 billion, up 90% from Q2’20
●	Total revenues of $281.4 million, up 11% from Q2’20
●	Net income of $56.1 million and diluted earnings per share of $1.73, down 10% and 11%, respectively, from Q2’20
●	Adjusted EBITDA[1]of $66.5 million, up 37% from Q2’20
●	Servicing portfolio of $112.3 billion at June 30, 2021, up 12% from June 30, 2020
●	Benefit for credit losses of $4.3 million resulted in a $0.10 benefit to diluted earnings per share
●	Declared quarterly dividend of $0.50 per share for the third quarter

YEAR-TO-DATE 2021 HIGHLIGHTS

●	Total transaction volume of $22.6 billion, up 22% from 2020
●	Total revenues of $505.7 million, up 4% from 2020
●	Net income of $114.1 million and diluted earnings per share of $3.52, up 4% and 2%, respectively, from 2020
●	Adjusted EBITDA[1]of $127.2 million, up 13% from 2020

Bethesda, MD – August 5, 2021 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported second quarter 2021 total revenues of $281.4 million, an increase of 11% year over year. Net income for the second quarter of 2021 was $56.1 million, or $1.73 per diluted share, down 10% and 11%, respectively, from the second quarter of 2020. Second quarter total transaction volume of $13.5 billion was up 90% from the second quarter of 2020, driven by record volumes of brokered debt and property sales, which increased 320% and 648%, respectively. Second quarter 2021 adjusted EBITDA1 was $66.5 million, up 37% over the same period in 2020. The Company held $326.5 million of cash and cash equivalents as of June 30, 2021.

Willy Walker, Chairman and CEO, commented, “We generated total revenues of $281 million, up 11% from the second quarter of 2020, with a dramatic increase in the cash component of our revenues due to record debt brokerage and property sales volumes in the quarter. As a result, adjusted EBITDA was up 37% year-over year to $67 million.”

Mr. Walker continued, “The investments we are making to hire the very best people, expand our brand, and apply innovative technology to our business are resulting in broader capabilities at Walker & Dunlop, reflected in the 90% increase in transaction volume in Q2. These investments in people, brand, and technology are transforming our business from a mortgage-focused specialty finance company into a technology-enabled real estate services firm that executes and delivers capital solutions better, faster, and cheaper. As the fourth largest lender on commercial real estate in the United States, yet with only 1,100 employees, W&D is uniquely positioned to combine our people, brand and technology to scale our lending and services businesses into new markets, as we are doing today in small balance lending and appraisals, and accelerate our growth.”

Second quarter 2021 Earnings Release

SECOND QUARTER 2021 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q2 2021	Q2 2020	$ Variance	% Variance
Fannie Mae	$1,911,976	$2,762,299	$(850,323)	(31)%
Freddie Mac	1,003,319	1,769,280	(765,961)	(43)
Ginnie Mae - HUD	672,574	640,150	32,424	5
Brokered (2)	6,280,578	1,495,500	4,785,078	320
Principal Lending and Investing (3)	318,237	14,091	304,146	2,158
Debt financing volume	$10,186,684	$6,681,320	$3,505,364	52%
Property sales volume	3,341,532	446,684	2,894,848	648
Total transaction volume	$13,528,216	$7,128,004	$6,400,212	90%

Discussion of Results:

●	Agency debt financing volumes decreased by 31% in the second quarter of 2021 compared to the second quarter of 2020, driven by a decline in the overall lending volumes of Fannie Mae and Freddie Mac. Our year to date GSE market share has remained strong at 11%. HUD debt financing volume increased 5% from the prior year as the HUD product continues to be a favorable source of financing for multifamily properties, and our team continues to execute well for our clients.
●	The increase in brokered loan originations to a quarterly record reflects the growth in our team of mortgage bankers, low demand in the second quarter of 2020 due to the pandemic, continued market demand from private capital providers and strong deal flow from our customers.
●	The significant increase in principal lending and investing volume, which includes interim loans, originations for WDIP separate accounts, and joint venture interim lending, was primarily due to a year-over-year increase in loans originated for our interim loan program and our interim lending joint venture as we paused our interim lending operations in the second quarter of 2020 due to the pandemic.
●	Property sales volume increased 648% in the second quarter of 2021 due to an extremely active multifamily acquisitions market, low demand in the second quarter of 2020 due to the pandemic, and the strong growth in our investment sales team, including additions of brokers in seven strategic markets over the past twelve months.

MANAGED PORTFOLIO
(dollars in thousands)	Q2 2021	Q2 2020	$ Variance	% Variance
Fannie Mae	$51,077,660	$45,160,004	$5,917,656	13%
Freddie Mac	37,887,969	33,222,090	4,665,879	14
Ginnie Mae - HUD	9,904,246	9,749,888	154,358	2
Brokered	13,129,969	11,519,629	1,610,340	14
Principal Lending and Investing	276,738	336,473	(59,735)	(18)
Total servicing portfolio	$112,276,582	$99,988,084	$12,288,498	12%
Assets under management	1,801,577	1,884,673	(83,096)	(4)
Total managed portfolio	$114,078,159	$101,872,757	$12,205,402	12%
Weighted-average servicing fee rate (basis points)	24.5	23.3
Weighted-average remaining servicing portfolio term (years)	9.2	9.5

Discussion of Results:

●	Our servicing portfolio continues to experience impressive growth due to our significant Agency debt financing volumes and limited maturities and prepayments over the past year.
●	During the second quarter of 2021, we added $2.4 billion of net loans to our servicing portfolio, and over the past 12 months, we added $12.3 billion of net loans to our servicing portfolio, 86% of which were Fannie Mae and Freddie Mac loans.
●	Only $6.8 billion of Agency loans in our servicing portfolio, with a weighted-average servicing fee of 18.5 basis points, are scheduled to mature over the next two years.

Second quarter 2021 Earnings Release

●	The increase in the weighted-average servicing fee was primarily due to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year, coupled with a higher weighted-average servicing fee on Fannie Mae debt financing volumes over the past year.
●	We added net mortgage servicing rights (“MSRs”) from originations of $5.6 million in the quarter and $137.3 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $1.2 billion as of June 30, 2021, compared to $959.0 million as of June 30, 2020.
●	Assets under management (“AUM”) as of June 30, 2021 consisted of $1.2 billion of loans and funds managed by WDIP and $629.5 million of loans in our interim lending joint venture. The year-over-year decrease in AUM is principally related to an $73.3 million portfolio of loans that we directly serviced for our interim JV partner that matured in the second quarter of 2021.

REVENUES
(dollars in thousands)	Q2 2021	Q2 2020	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$107,472	$77,907	$29,565	38%
Fair value of expected net cash flows from servicing, net ("MSR income")	61,849	90,369	(28,520)	(32)
Servicing fees	69,052	56,862	12,190	21
Property sales broker fees	22,454	3,561	18,893	531
Net warehouse interest income, LHFS	2,884	6,313	(3,429)	(54)
Net warehouse interest income, LHFI	1,746	3,088	(1,342)	(43)
Escrow earnings and other interest income	1,823	2,671	(848)	(32)
Other revenues	14,131	12,054	2,077	17
Total revenues	$281,411	$252,825	$28,586	11%
Key revenue metrics (as a percentage of debt financing volume):
Origination fee margin (4)	1.07%	1.17%
MSR margin (5)	0.63	1.36
Agency MSR margin (6)	1.72	1.75

Discussion of Results:

●	The increase in loan origination and debt brokerage fees, net was driven by the substantial increase in overall debt financing volume, partially offset by the slight decrease in the origination fee margin as shown above.
●	The decrease in MSR income was primarily related to the decrease in Agency debt financing volume year over year.
●	The increase in brokered loan originations led to decreases in our origination fee and MSR margins in the second quarter of 2021. The slight decrease in Agency MSR margin was a result of a decrease in Fannie Mae debt financing volume.
●	The $12.3 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, combined with the significant increase in the servicing portfolio’s weighted-average servicing fee.
●	The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a 59% decrease in the average balance of LHFS outstanding, partially offset by a 12% increase in the net spread.
●	The decrease in net warehouse interest income from loans held for investment (“LHFI”) was primarily due to a 28% lower average balance of loans outstanding.
●	Escrow earnings and other interest income decreased primarily due to a significant year-over-year decrease in short-term interest rates, upon which our earnings rates are based, partially offset by an increase in the average balance of escrow accounts.
●	The increase in property sales broker fees was driven by the significant increase in property sales volume year over year.

Second quarter 2021 Earnings Release

●	Other revenues increased principally due to increases in investment management fees.

EXPENSES
(dollars in thousands)	Q2 2021	Q2 2020	$ Variance	% Variance
Personnel	$141,421	$106,920	$34,501	32%
Amortization and depreciation	48,510	42,317	6,193	15
Provision (benefit) for credit losses	(4,326)	4,903	(9,229)	(188)
Interest expense on corporate debt	1,760	2,078	(318)	(15)
Other operating expenses	19,748	13,069	6,679	51
Total expenses	$207,113	$169,287	$37,826	22%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	50%	42%
Other operating expenses	7	5

Discussion of Results:

●	The increase in personnel expenses was primarily the result of increased commissions expense due to the increase in loan origination and debt brokerage fees, net and property sales revenues during the second quarter of 2021. In addition, strategic acquisitions and hiring initiatives contributed to a 19% increase in average headcount and associated salaries and benefits.
●	Amortization and depreciation increased as a result of the growth in the average balance of MSRs outstanding year over year.
●	The benefit for credit losses in the second quarter is related to the allowance for risk-sharing obligations. The loss rate used for the forecast period decreased to three basis points as of June 30, 2021 from four basis points as of March 31, 2021 due to further improvements in unemployment rates, resulting in a reduction in the allowance for risk-sharing obligations, with a corresponding benefit for credit losses. In 2020, the loss rate used for the forecasted period remained constant from March 31, 2020 to June 30, 2020, resulting in a small provision for credit losses from the growth of the at-risk servicing portfolio.
●	The increase in other operating expenses was largely attributable to increases in travel and entertainment, professional fees, and miscellaneous expenses, all of which are attributable to the overall growth of the Company over the past year and low costs in these areas in the second quarter of 2020 due to the pandemic.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q2 2021	Q2 2020	$ Variance	% Variance
Walker & Dunlop net income	$56,058	$62,059	$(6,001)	(10)%
Adjusted EBITDA	66,514	48,394	18,120	37
Diluted EPS	$1.73	$1.95	$(0.22)	(11)%
Operating margin	26%	33%
Return on equity	18	23

Discussion of Results:

●	The decrease in net income was the result of an 11% decrease in income from operations, as total expenses increased at a higher rate than total revenues year over year, partially offset by a lower effective income tax rate due to an increase in excess tax benefits recognized year over year due to a significant number of options exercised during the second quarter of 2021.
●	Adjusted EBITDA increased year over year largely due to higher loan origination and debt brokerage fees, net, servicing fees, and property sales revenues. These increases were partially offset by the increases in personnel expense and other operating expenses and the decrease in warehouse interest income.

Second quarter 2021 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q2 2021	Q2 2020	$ Variance	% Variance
At-risk servicing portfolio (7)	$46,866,767	$40,640,024	$6,226,743	15%
Maximum exposure to at-risk portfolio (8)	9,517,609	8,266,261	1,251,348	15
Defaulted loans	$48,481	$48,481	$—	-%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.10%	0.12%
Allowance for risk-sharing	0.13	0.17
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.63%	0.84%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loans added to the portfolio during the past 12 months. As of June 30, 2021, there were two defaulted loans that were provisioned for in 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	The on-balance sheet interim loan portfolio, which is comprised of loans that we have full risk of loss, was $276.7 million at June 30, 2021 compared to $336.5 million at June 30, 2020. There was one defaulted loan in our interim loan portfolio at June 30, 2021, which defaulted and was provisioned for in prior years. All other loans in the on-balance sheet interim loan portfolio are current and performing as of June 30, 2021. The interim loan joint venture holds $629.5 million of loans as of June 30, 2021, for which we indirectly share in a small portion of the risk of loss, compared to $624.1 million as of June 30, 2020. All loans in the interim loan joint venture are current and performing as of June 30, 2021.

YEAR-TO-DATE 2021 OPERATING RESULTS

YEAR-TO-DATE OPERATING RESULTS AND KEY PERFORMANCE METRICS
(dollars in thousands)	Q2 2021	Q2 2020	$ Variance	% Variance
Debt financing volume	$17,835,303	$16,307,129	$1,528,174	9%
Property sales volume	4,737,292	2,177,301	2,559,991	118
Total transaction volume	$22,572,595	$18,484,430	$4,088,165	22%
Total revenues	505,699	486,982	18,717	4
Total expenses	358,231	343,167	15,064	4
Net income	$114,110	$109,888	$4,222	4%
Adjusted EBITDA	127,181	112,522	14,659	13
Diluted EPS	$3.52	$3.44	$0.08	2%
Operating margin	29%	30%
Return on equity	19	21

Discussion of Results:

The 4% increase in total revenues was largely driven by:

Significant Increases

●	Loan origination and debt brokerage fees, net (19%), primarily from the overall increase in debt financing volume
●	Servicing fees (20%) related to growth in our servicing portfolio and the weighted-average servicing fee of the portfolio
●	Property sales broker fees (139%), due to the increase in property sales volume
●	Other revenues (11%), mostly from investment management fees

Second quarter 2021 Earnings Release

Significant Decreases (partially offsetting the increases noted above)

●	MSR income (24%), largely the result of a decrease in Fannie Mae debt financing volume
●	Warehouse interest income (38%), due to decreases in LHFS and LHFI outstanding and net spreads
●	Escrow earnings and other interest income (71%), primarily from a substantial year-over-year decline in short-term interest rates, partially offset by an increase in the average balance of escrow accounts outstanding

The 4% increase in total expenses was primarily driven by:

Significant Increases

●	Personnel expense (21%), primarily due to (i) higher commissions expense resulting from higher loan origination and debt brokerage fees, net and property sales revenues, and (ii) increased salaries and benefits expenses resulting from a rise in average headcount due to strategic acquisitions and hiring initiatives
●	Amortization and depreciation costs (16%), largely due to an increase in the average balance of MSRs outstanding year over year
●	Other operating expenses (20%), primarily resulting from increases in travel and entertainment, professional fees, and miscellaneous expenses, all of which are primarily attributable to the overall growth of the Company over the past year and low costs in these areas in 2020 due to the pandemic

Significant Decreases (partially offsetting the increases noted above)

●	Benefit for credit losses (155%), primarily due to a decrease in the loss rate used for the forecast period to three basis points as of June 30, 2021 from six basis points as of December 31, 2020 due to forecasted low unemployment rates, resulting in a significant benefit for credit losses for the six months ended June 30, 2021. For the six months ended June 30, 2020, the loss rate used for the forecast period increased from one basis point at the beginning of the year to seven basis points as of June 30, 2020 due to the pandemic, resulting in a large provision for credit losses

Net income for the six months ended June 30, 2021 and 2020 was $114.1 million and $109.9 million, respectively. The 4% increase in net income was primarily a result of a 3% increase in income from operations, combined with a lower effective tax rate due to increased excess tax benefits recognized year over year.

Adjusted EBITDA for the six months ended June 30, 2021 and 2020 was $127.2 million and $112.5 million, respectively. The 13% increase was largely driven by the increases in loan origination and debt brokerage fees, net, servicing fees and property sales revenues, partially offset by the decreases in escrow earnings and other interest income and warehouse interest income and the increases in personnel expenses and other operating expenses.

Operating margin for the six months ended June 30, 2021 and 2020 was 29% and 30%, respectively. The slight decrease in operating margin was due to the increase in total expenses outpacing the growth in total revenues year over year.

DIVIDENDS AND SHARE REPURCHASES

On August 4, 2021, our Board of Directors declared a dividend of $0.50 per share for the third quarter of 2021. The dividend will be paid on September 3, 2021 to all holders of record of our restricted and unrestricted common stock as of August 19, 2021.

On February 3, 2021, our Board of Directors authorized the repurchase of up to $75 million of our outstanding common stock over a  one-year period (“2021 Share Repurchase Program”). We have not repurchased any shares of common stock under the share repurchase program.

Any future purchases made pursuant to the 2021 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and

Second quarter 2021 Earnings Release

amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”
(2)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(3)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and WDIP separate accounts.
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(8)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, August 5, 2021 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_GUUdAlHzQAK02TFYgzWoew or by dialing +1 408 901 0584, Webinar ID 997 6568 1703, Password 625376. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is the largest provider of capital to the multifamily industry in the United States and the fourth largest lender on all commercial real estate including industrial, office, retail, and hospitality. Walker & Dunlop enables real estate owners and operators to bring their visions of communities — where Americans live, work, shop, and play — to life. The power of our people, premier brand, and industry-leading technology enables us to meet any client need – including financing, research, property sales, valuation, and advisory services. With over 1,000 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune’s Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

Second quarter 2021 Earnings Release

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Second quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
(in thousands)
Assets
Cash and cash equivalents	$326,518	$277,277	$321,097	$294,873	$275,202
Restricted cash	15,842	14,805	19,432	12,383	10,894
Pledged securities, at fair value	146,548	139,570	137,236	134,295	128,296
Loans held for sale, at fair value	1,718,444	1,048,385	2,449,198	3,227,287	1,733,598
Loans held for investment, net	272,033	281,788	360,402	342,056	404,527
Mortgage servicing rights	915,519	909,884	862,813	805,655	778,269
Goodwill and other intangible assets	268,018	262,906	250,838	251,002	251,165
Derivative assets	36,751	58,130	49,786	37,290	27,085
Receivables, net	80,196	59,526	65,735	51,837	50,188
Other assets	163,252	151,694	134,438	143,025	133,825
Total assets	$3,943,121	$3,203,965	$4,650,975	$5,299,703	$3,793,049

Liabilities
Warehouse notes payable	$1,823,982	$1,112,340	$2,517,156	$3,328,327	$1,863,654
Note payable	290,498	291,045	291,593	292,272	292,819
Allowance for risk-sharing obligations	60,329	64,580	75,313	70,495	69,191
Guaranty obligation, net	50,369	51,836	52,306	53,474	54,872
Derivative liabilities	30,411	9,250	5,066	3,858	13,739
Other liabilities	394,037	429,782	513,319	436,152	408,223
Total liabilities	$2,649,626	$1,958,833	$3,454,753	$4,184,578	$2,702,498

Stockholders’ Equity
Common stock	$310	$310	$307	$306	$304
Additional paid-in capital	255,676	248,069	241,004	230,302	238,094
Accumulated other comprehensive income (loss)	2,578	1,810	1,968	1,468	249
Retained earnings	1,034,931	994,943	952,943	883,049	851,904
Total stockholders’ equity	$1,293,495	$1,245,132	$1,196,222	$1,115,125	$1,090,551
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$3,943,121	$3,203,965	$4,650,975	$5,299,703	$3,793,049

Second quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(in thousands, except per share amounts)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
Revenues
Loan origination and debt brokerage fees, net	$107,472	$75,879	$120,956	$83,825	$77,907	$183,351	$154,280
Fair value of expected net cash flows from servicing, net ("MSR Income")	61,849	57,935	121,566	78,065	90,369	119,784	158,369
Servicing fees	69,052	65,978	63,240	60,265	56,862	135,030	112,296
Property sales broker fees	22,454	9,042	18,180	6,756	3,561	31,496	13,173
Net warehouse interest income	4,630	4,555	6,872	7,558	9,401	9,185	14,896
Escrow earnings and other interest income	1,823	2,117	2,566	2,275	2,671	3,940	13,414
Other revenues	14,131	8,782	16,329	8,272	12,054	22,913	20,554
Total revenues	$281,411	$224,288	$349,709	$247,016	$252,825	$505,699	$486,982

Expenses
Personnel	$141,421	$96,215	$157,826	$114,548	$106,920	$237,636	$196,445
Amortization and depreciation	48,510	46,871	45,013	41,919	42,317	95,381	82,079
Provision (benefit) for credit losses	(4,326)	(11,320)	5,450	3,483	4,903	(15,646)	28,546
Interest expense on corporate debt	1,760	1,765	1,826	1,786	2,078	3,525	4,938
Other operating expenses	19,748	17,587	22,258	16,165	13,069	37,335	31,159
Total expenses	$207,113	$151,118	$232,373	$177,901	$169,287	$358,231	$343,167
Income from operations	$74,298	$73,170	$117,336	$69,115	$83,538	$147,468	$143,815
Income tax expense	18,240	15,118	34,237	15,925	21,479	33,358	34,151
Net income before noncontrolling interests	$56,058	$58,052	$83,099	$53,190	$62,059	$114,110	$109,664
Less: net income (loss) from noncontrolling interests	—	—	—	—	—	—	(224)
Walker & Dunlop net income	$56,058	$58,052	$83,099	$53,190	$62,059	$114,110	$109,888
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	768	(158)	500	1,219	1,430	610	(487)
Walker & Dunlop comprehensive income	$56,826	$57,894	$83,599	$54,409	$63,489	$114,720	$109,401

Basic earnings per share	$1.75	$1.82	$2.63	$1.69	$1.98	$3.57	$3.52
Diluted earnings per share	1.73	1.79	2.59	1.66	1.95	3.52	3.44
Cash dividends paid per common share	0.50	0.50	0.36	0.36	0.36	1.00	0.72

Basic weighted-average shares outstanding	31,019	30,823	30,635	30,560	30,352	30,922	30,288
Diluted weighted-average shares outstanding	31,370	31,276	31,227	31,074	30,860	31,322	30,960

Second quarter 2021 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(dollars in thousands, except per share data)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,911,976	$1,533,024	$3,891,649	$1,977,607	$2,762,299	$3,445,000	$6,933,790
Freddie Mac	1,003,319	1,012,720	2,685,359	3,136,313	1,769,280	2,016,039	2,767,076
Ginnie Mae - HUD	672,574	622,133	844,221	373,480	640,150	1,294,707	994,837
Brokered (1)	6,280,578	4,302,492	3,768,689	1,711,541	1,495,500	10,583,070	5,489,385
Principal Lending and Investing (2)	318,237	178,250	152,831	105,488	14,091	496,487	122,041
Total Debt Financing Volume	$10,186,684	$7,648,619	$11,342,749	$7,304,429	$6,681,320	$17,835,303	$16,307,129
Property Sales Volume	3,341,532	1,395,760	2,846,276	1,106,162	446,684	4,737,292	2,177,301
Total Transaction Volume	$13,528,216	$9,044,379	$14,189,025	$8,410,591	$7,128,004	$22,572,595	$18,484,430

Key Performance Metrics:
Operating margin	26%	33%	34%	28%	33%	29%	30%
Return on equity	18	19	29	20	23	19	21
Walker & Dunlop net income	$56,058	$58,052	$83,099	$53,190	$62,059	$114,110	$109,888
Adjusted EBITDA (3)	66,514	60,667	58,161	45,165	48,394	127,181	112,522
Diluted EPS	1.73	1.79	2.59	1.66	1.95	3.52	3.44

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	50%	43%	45%	46%	42%	47%	40%
Other operating expenses	7	8	6	7	5	7	6
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee margin (4)	1.07%	1.02%	1.08%	1.15%	1.17%	1.04%	0.95%
MSR margin (5)	0.63	0.78	1.09	1.08	1.36	0.69	0.98
Agency MSR margin (6)	1.72	1.83	1.64	1.42	1.75	1.77	1.48

Other Data:
Market capitalization at period end	$3,239,332	$3,182,606	$2,822,970	$1,657,545	$1,580,183
Closing share price at period end	$104.38	$102.74	$92.02	$53.00	$50.81
Average headcount	1,027	974	928	887	860

Components of Servicing Portfolio:
Fannie Mae	$51,077,660	$50,113,076	$48,818,185	$46,224,549	$45,160,004
Freddie Mac	37,887,969	37,695,462	37,072,587	35,726,109	33,222,090
Ginnie Mae - HUD	9,904,246	9,754,667	9,606,506	9,639,820	9,749,888
Brokered (7)	13,129,969	12,090,825	11,419,372	11,513,521	11,519,629
Principal Lending and Investing (8)	276,738	213,240	295,322	273,754	336,473
Total Servicing Portfolio	$112,276,582	$109,867,270	$107,211,972	$103,377,753	$99,988,084
Assets under management (9)	1,801,577	1,836,086	1,816,421	1,936,679	1,884,673
Total Managed Portfolio	$114,078,159	$111,703,356	$109,028,393	$105,314,432	$101,872,757

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	24.5	24.3	24.0	23.4	23.3
Weighted-average remaining term (years)	9.2	9.2	9.4	9.4	9.5

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Interim loans serviced for our interim loan joint venture and WDIP assets under management.

Second quarter 2021 Earnings Release

KEY CREDIT METRICS

Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$42,444,569	$41,152,790	$39,835,534	$37,018,792	$35,707,326
Fannie Mae Modified Risk	8,617,020	8,941,234	8,948,472	9,165,490	9,411,097
Freddie Mac Modified Risk	36,894	37,006	37,018	52,685	52,696
Total risk-sharing servicing portfolio	$51,098,483	$50,131,030	$48,821,024	$46,236,967	$45,171,119

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$16,071	$19,052	$34,180	$40,267	$41,581
Freddie Mac No Risk	37,851,075	37,658,456	37,035,568	35,673,424	33,169,394
GNMA - HUD No Risk	9,904,246	9,754,667	9,606,506	9,639,820	9,749,888
Brokered	13,129,969	12,090,825	11,419,372	11,513,521	11,519,629
Total non-risk-sharing servicing portfolio	$60,901,361	$59,523,000	$58,095,626	$56,867,032	$54,480,492
Total loans serviced for others	$111,999,844	$109,654,030	$106,916,650	$103,103,999	$99,651,611
Interim loans (full risk) servicing portfolio	276,738	213,240	295,322	273,754	336,473
Total servicing portfolio unpaid principal balance	$112,276,582	$109,867,270	$107,211,972	$103,377,753	$99,988,084

Interim Loan Joint Venture Managed Loans (1)	$629,532	$660,999	$558,161	$639,466	$695,267

At-risk servicing portfolio (2)	$46,866,767	$45,796,952	$44,483,676	$41,848,548	$40,640,024
Maximum exposure to at-risk portfolio (3)	9,517,609	9,304,440	9,032,083	8,497,807	8,266,261
Defaulted loans	48,481	48,481	48,481	48,481	48,481

Defaulted loans as a percentage of the at-risk portfolio	0.10%	0.11%	0.11%	0.12%	0.12%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.13	0.14	0.17	0.17	0.17
Allowance for risk-sharing as a percentage of maximum exposure	0.63	0.69	0.83	0.83	0.84

(1)	Includes $73.3 million as of March 31, 2021, December 31, 2020 and September 30, 2020, and $71.1 million as of June 30, 2020, of loans managed directly for our interim loan joint venture partner in addition to interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Second quarter 2021 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Six months ended
						June 30,
(in thousands)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	2021	2020
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$56,058	$58,052	$83,099	$53,190	$62,059	$114,110	$109,888
Income tax expense	18,240	15,118	34,237	15,925	21,479	33,358	34,151
Interest expense on corporate debt	1,760	1,765	1,826	1,786	2,078	3,525	4,938
Amortization and depreciation	48,510	46,871	45,013	41,919	42,317	95,381	82,079
Provision (benefit) for credit losses	(4,326)	(11,320)	5,450	3,483	4,903	(15,646)	28,546
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	8,121	8,116	10,102	6,927	5,927	16,237	11,289
Fair value of expected net cash flows from servicing, net	(61,849)	(57,935)	(121,566)	(78,065)	(90,369)	(119,784)	(158,369)
Adjusted EBITDA	$66,514	$60,667	$58,161	$45,165	$48,394	$127,181	$112,522